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                                                                EXHIBIT(21)


                   SUBSIDIARIES OF PROFESSIONALS INSURANCE
                           COMPANY MANAGEMENT GROUP


PICOM Insurance Company, a stock, property and casualty insurer incorporated under the laws of the State of Michigan in 1980.

PICOM Insurance Agency, Inc., an inactive Michigan insurance agency incorporated under the laws of the State of Michigan on March 31, 1981.

PICOM Financial Services Corporation, an inactive business corporation incorporated under the laws of the State of Michigan on May 29, 1986.

American Insurance Management Corporation, a business corporation incorporated under the laws of the State of Indiana that serves as the attorney-in-fact for American Medical Insurance Exchange, an Indiana interinsurance reciprocal exchange.


                   SUBSIDIARIES OF PICOM INSURANCE COMPANY

PICOM Claims Services Corporation, a business corporation incorporated under the laws of the State of Michigan on December 10, 1985.

PICOM Insurance Company of Illinois, a stock, property and casualty insurer incorporated under the laws of the State of Illinois on December 5, 1994.